Exhibit 99.1
Contact:   Joseph C. Adams,
Chief Executive Officer
      Matthew D. Mullet,
Chief Financial Officer
                      (425) 771-5299
                      www.FSBWA.com

FS Bancorp, Inc. Reports Net Income for the First Quarter of $1.7 million or $0.55 Per Diluted
Share and Announces a 43% Increase in the Quarterly Cash Dividend to $0.10 Per Share

MOUNTLAKE TERRACE, WA – April 28, 2016 - FS Bancorp, Inc. (NASDAQ: FSBW) (“FS Bancorp” or the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2016 first quarter net income of $1.7 million, or $0.55 per diluted share, compared to net income of $2.1 million, or $0.70 per diluted share, for the same period last year.

On January 22, 2016, the Bank completed the purchase of four retail branch locations (the “Branch Acquisition”) on the Olympic Peninsula which included $186.4 million in deposits.  “We continue to be impressed by the quality of employees and customers that joined the Bank as a result of the Branch Acquisition.  We have also seen an immediate benefit to our cost of funds from the transaction,” stated Joe Adams, CEO of FS Bancorp.  “In addition, I am pleased to announce that our Board of Directors has approved our thirteenth quarterly cash dividend which is being increased $0.03 from $0.07 to $0.10 per share.”   The dividend will be paid on May 25, 2016, to shareholders of record as of May 11, 2016.

2016 First Quarter Highlights
  Net income decreased to $1.7 million during the first quarter of 2016, compared to $2.0 million for the previous quarter, and $2.1 million for the comparable quarter one year ago. Excluding Branch Acquisition expenses and the amortization of associated core deposit intangible, earnings were comparable year over year;
  The Board increased the dividend to $0.10 from $0.07 in the previous quarter for a payout ratio of 19.0% and an annualized quarter end dividend yield of 1.6% based on the March 31, 2016 closing price of $25.19;
  The Company repurchased 98,000 shares of its common stock during the quarter ended March 31, 2016 at an average price of $24.57 per share;
  Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $100.1 million, or 94.1%, to $206.5 million at March 31, 2016, from $106.3 million at December 31, 2015, and increased $118.4 million, or 134.4%, from $88.1 million at March 31, 2015;
  Total gross loans increased $18.2 million, or 3.6%, to $529.5 million at March 31, 2016, compared to $511.3 million at December 31, 2015, and $423.4 million at March 31, 2015;
  Total assets increased $127.8 million, or 18.9%, to $805.4 million at March 31, 2016, compared to $677.6 million at December 31, 2015, and $541.7 million at March 31, 2015.
Balance Sheet and Credit Quality

Total assets increased $127.8 million to $805.4 million at March 31, 2016, compared to $677.6 million at December 31, 2015, and $541.7 million at March 31, 2015.  The increase in total assets from December 31, 2015 to March 31, 2016 was primarily due to growth in total cash and cash equivalents of $61.4 million, growth in securities available-for-sale of $25.2 million, growth in loans held for sale of $19.9 million, and net growth of loans receivable of $17.6 million.  The increase in assets during the three months ended March 31, 2016 was primarily funded by cash

FS Bancorp Q1 Earnings
April 28, 2016

received from deposits acquired in the Branch Acquisition. The $263.7 million increase in total assets at March 31, 2016, compared to March 31, 2015 was primarily due to increases in loans receivable, net of $104.1 million, total cash and cash equivalents of $77.0 million, securities available-for-sale of $35.9 million, and loans held for sale of $29.8 million.

LOAN PORTFOLIO
(Dollars in thousands)	March 31, 2016		December 31, 2015		March 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent

REAL ESTATE LOANS
Commercial	$55,505	10.5%	$50,034	9.8%	$45,701	10.8%
Construction and development	76,381	14.4	80,806	15.8	70,639	16.6
Home equity	15,663	3.0	16,540	3.2	15,198	3.6
One-to-four-family (held for sale excluded)	106,141	20.0	102,921	20.1	54,985	13.0
Multi-family	30,718	5.8	22,223	4.4	16,841	4.0
Total real estate loans	284,408	53.7	272,524	53.3	203,364	48.0

CONSUMER LOANS
Indirect home improvement	101,895	19.2	103,064	20.2	99,769	23.6
Solar	31,585	6.0	29,226	5.7	21,535	5.1
Marine	26,254	5.0	23,851	4.7	17,759	4.2
Other consumer	2,105	0.4	2,181	0.4	2,386	0.5
Total consumer loans	161,839	30.6	158,322	31.0	141,449	33.4

COMMERCIAL BUSINESS LOANS	83,272	15.7	80,436	15.7	78,632	18.6
Total loans receivable, gross	529,519	100.0%	511,282	100.0%	423,445	100.0%

Allowance for loan losses	(8,327)		(7,785)		(6,405)
Deferred cost, fees, and discounts, net	(1,027)		(962)		(970)
Total loans receivable, net	$520,165		$502,535		$416,070

Loans receivable, net increased $17.6 million to $520.2 million at March 31, 2016, from $502.5 million at December 31, 2015, and increased $104.1 million from $416.1 million at March 31, 2015.  Total real estate loans increased $11.9 million quarter over quarter including an increase in multi-family loans converted from construction loans of $8.5 million, an increase in commercial real estate loans of $5.5 million, and an increase in one-to-four-family loans of $3.2 million, partially offset by decreases in construction and development loans of $4.4 million and home equity loans of $877,000.  Quarter over quarter changes in other loan categories included a $3.5 million increase in consumer loans, and a $2.8 million increase in commercial business loans.

One-to-four-family originations of loans held for sale, including loans brokered to other institutions, increased $10.6 million, or 8.3%, to $138.0 million during the quarter ended March 31, 2016, compared to $127.4 million for the preceding quarter, and $131.6 million for the same quarter one year ago.  The increase in originations was attributed to increased activity in the housing market, compared to the prior quarter, and the continued low interest rate environment during the first quarter of 2016.  The percentage of one-to-four-family mortgage loan originations for purchases was 63.6% of the total volume of originations versus 36.4% of volume for refinances during the first quarter of 2016, compared to 73.2% in purchase volume versus 26.8% in refinance volume during the fourth quarter of 2015.  During the quarter ended March 31, 2016, the Company sold $118.0 million of one-to-four-family mortgage loans, compared to sales of $132.3 million for the preceding quarter, and sales of $111.7 million for the same quarter one year ago.

FS Bancorp Q1 Earnings
April 28, 2016

The allowance for loan losses (“ALLL”) at March 31, 2016 was $8.3 million, or 1.6% of gross loans receivable, compared to $7.8 million, or 1.5% of gross loans receivable at December 31, 2015, and $6.4 million, or 1.5% of gross loans receivable at March 31, 2015.  Non-performing loans, consisting of non-accrual loans, decreased to $570,000 at March 31, 2016, from $1.0 million at December 31, 2015 and $1.1 million at March 31, 2015.  Substandard loans increased to $3.2 million at March 31, 2016, compared to $3.0 million at December 31, 2015, and decreased from $4.5 million at March 31, 2015.  The increase in substandard loans from the prior quarter was primarily due to the addition of three commercial lines of credit downgraded as a result of the financial performance of the borrowers.  The decrease in substandard loans from one year ago was primarily due to the removal of three commercial real estate loans.  One $320,000 one-to-four-family loan was transferred to other real estate owned ("OREO") during the quarter ended March 31, 2016.  There was no OREO at December 31, 2015 or March 31, 2015.  At March 31, 2016, the Company had $206,000 in restructured loans, all of which were performing in accordance with their modified terms, compared to restructured loans of $734,000 at December 31, 2015, which included one non-accrual loan of $525,000 with the remaining balance of $209,000 performing in accordance with their modified terms. At March 31, 2016, restructured loans totaled $777,000 and all were performing in accordance with their modified terms.

Total deposits increased $211.5 million, or 43.6%, to $696.7 million at March 31, 2016, from $485.2 million at December 31, 2015, and increased $260.4 million, or 59.7%, from $436.3 million at March 31, 2015, primarily due to the Branch Acquisition. Relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts) increased $100.1 million, or 94.1%, to $206.5 million at March 31, 2016, from $106.3 million at December 31, 2015, and increased $118.4 million, or 134.4%, from $88.1 million at March 31, 2015.  Money market and savings accounts increased $101.3 million, or 53.4%, to $291.1 million at March 31, 2016, from $189.7 million at December 31, 2015, and increased $113.2 million, or 63.6%, from $177.9 million at March 31, 2015.  Time deposits increased $10.0 million, or 5.3%, to $199.1 million at March 31, 2016, from $189.1 million at December 31, 2015, and increased $28.8 million, or 16.9%, from $170.3 million at March 31, 2015.  Non-retail certificates of deposit which includes brokered certificates of deposit, online certificates of deposit, and public funds decreased $1.4 million to $44.9 million at March 31, 2016, compared to $46.3 million at December 31, 2015, and increased $1.1 million from $43.8 million at March 31, 2015. Management utilizes wholesale market deposits to mitigate interest rate risk exposure where appropriate.

DEPOSIT BREAKDOWN (Dollars in thousands)
	March 31, 2016		December 31, 2015		March 31, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing checking	$150,314	21.6%	$66,676	13.8%	$54,004	12.4%
Interest-bearing checking	48,022	6.9	34,098	7.0	30,011	6.9
Savings	48,556	7.0	30,126	6.2	23,391	5.4
Money market	242,516	34.8	159,605	32.9	154,502	35.4
Certificates of deposit of less than $100,000	77,557	11.1	65,175	13.4	60,271	13.8
Certificates of deposit of $100,000 through $250,000	90,164	12.9	91,317	18.8	74,797	17.1
Certificates of deposit of more than $250,000	31,421	4.5	32,610	6.7	35,267	8.1
Escrow accounts related to mortgages serviced	8,129	1.2	5,571	1.2	4,077	0.9
Total	$696,679	100.0%	$485,178	100.0%	$436,320	100.0%

At March 31, 2016, we had total debt of $22.5 million consisting of Federal Home Loan Bank (“FHLB”) advances of $12.7 million and a subordinated note, net of $9.8 million. Borrowings decreased $86.1 million, or 87.2%, to $12.7 million at March 31, 2016, from $98.8 million at December 31, 2015, primarily due to the cash received in the Branch Acquisition being utilized to repay FHLB advances.

FS Bancorp Q1 Earnings
April 28, 2016

Total equity decreased slightly to $75.1 million at March 31, 2016, from $75.3 million at December 31, 2015.  The decrease in equity from the fourth quarter of 2015 was primarily related to $2.4 million of common stock repurchases, partially offset by net income of $1.7 million, and an increase of $372,000 in other comprehensive income representing unrealized gains in our investment portfolio.  The Company repurchased 98,000 shares of its common stock during the quarter ended March 31, 2016, for an average price per share of $24.57.  At March 31, 2016, 227,000 shares remain available for repurchase as authorized pursuant to our July 2015 stock repurchase plan.  Book value per common share was $25.90 at March 31, 2016, compared to $25.18 at December 31, 2015, and $23.23 at March 31, 2015.

The Bank is well capitalized under the minimum capital requirements established by the FDIC with a total risk-based capital ratio of 14.3%, a Tier 1 leverage capital ratio of 9.9%, and a common equity Tier 1 (“CET1”) capital ratio of 13.0% at March 31, 2016.  At March 31, 2015, the total risk-based capital ratio was 13.7%, the Tier 1 leverage capital ratio was 11.2%, and the CET1 capital ratio was 12.5%.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 13.3%, a Tier 1 leverage capital ratio of 9.1%, and a CET1 ratio of 12.1% at March 31, 2016, compared to 15.9%, 12.9%, and 14.6% at March 31, 2015, respectively.

Operating Results

Net interest income increased $1.6 million, or 24.8%, to $7.8 million for the three months ended March 31, 2016, from $6.3 million for the three months ended March 31, 2015. The change in net interest income was primarily due to a $1.5 million, or 22.0% increase in loans receivable interest income.

The net interest margin ("NIM") decreased 88 basis points to 4.19% for the three months ended March 31, 2016, from 5.07% for the same period in the prior year.  The decreased NIM reflects increased balances in overnight cash balances invested at the overnight Federal funds rate, and growth in lower yielding loan and investment assets.  As a percentage, consumer loans to total loans were 30.6% at March 31, 2016, compared to 33.4% at March 31, 2015 reflecting our loan diversification strategy. The average cost of funds decreased 11 basis points to 0.62% for the three months ended March 31, 2016, from 0.73% for the three months ended March 31, 2015, reflecting the significant amount of relatively low cost relationship-based transactional deposits acquired in the Branch Acquisition and the decline in the percentage of higher cost certificates of deposit to total deposits over the last year. Management anticipates NIM expansion from current levels as the cash acquired in the branch transaction is deployed into loan and investment assets.

The provision for loan losses was unchanged at $600,000 for the three months ended March 31, 2016 and 2015.  During the three months ended March 31, 2016, net charge-offs improved to $58,000 compared to $285,000 during the three months ended March 31, 2015.

Noninterest income increased $250,000 or 6.1%, to $4.3 million for the three months ended March 31, 2016, from $4.1 million for the three months ended March 31, 2015.  The increase during the period was primarily due to a $272,000 increase in service charges and fee income, primarily associated with the Branch Acquisition and growth in the number of home loans serviced by the Bank, a $38,000 increase in gain on sale of loans, and a $22,000 increase in earnings on cash surrender value of bank owned life insurance (“BOLI”), partially offset by a $76,000 decrease in the gain on sales of investment securities.

Noninterest expense increased $2.3 million, or 34.9%, to $8.9 million for the three months ended March 31, 2016, from $6.6 million for the three months ended March 31, 2015.  The increases in noninterest expense were primarily a result of a $917,000, or 23.2% increase in salaries and benefits, partially attributable to the Branch Acquisition, and also includes $450,000 of commissions and incentives for the loan production staff, as well as compensation associated with the equity incentive plan.  Most other expense categories also increased due to the Branch Acquisition including a $412,000, or 42.8% increase in operations costs, a $133,000, or 30.6% increase in

FS Bancorp Q1 Earnings
April 28, 2016

occupancy expense, a $122,000, or 34.0% increase in data processing, a $104,000, or 31.2% increase in loan costs, and a $98,000, or 26.7% increase in professional and board fees. We also incurred $385,000 in acquisition costs and $101,000 in amortization of the core deposit intangible attributable to the Branch Acquisition during the three months ended March 31, 2016, as compared to none of these types of expenses in the same period last year.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington.  The Bank provides loan and deposit services to customers who are predominantly small and middle-market businesses and individuals in western Washington through its eleven branches and four loan production offices in suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities.  The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets. The Bank acquired four retail bank branches from Bank of America (two in Clallam and two in Jefferson counties) on January 22, 2016, and the branches opened as 1st Security Bank branches on January 25, 2016.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control.  Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; our ability to execute our plans to grow our residential construction lending, our mortgage banking operations and our warehouse lending and the geographic expansion of our indirect home improvement lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and expected cost savings and other benefits within the anticipated time frames or at all, including, in particular, our recent acquisition of four branches from Bank of America, NA; secondary market conditions for loans and our ability to sell loans in the secondary market; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.fsbwa.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2016 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FS Bancorp Q1 Earnings
April 28, 2016

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share amounts)
	March 31,	December 31,	March 31,
	2016	2015	2015
	Unaudited	Unaudited	Unaudited
ASSETS
Cash and due from banks	$5,491	$1,708	$2,436
Interest-bearing deposits at other financial institutions	80,355	22,747	6,448
Total cash and cash equivalents	85,846	24,455	8,884
Certificates of deposit at other financial institutions	12,420	12,421	7,518
Securities available-for-sale, at fair value	80,458	55,217	44,547
Loans held for sale, at fair value	64,784	44,925	34,968
Loans receivable, net	520,165	502,535	416,070
Accrued interest receivable	2,354	2,107	1,813
Premises and equipment, net	14,703	13,856	13,444
Federal Home Loan Bank (“FHLB”) stock, at cost	1,320	4,551	1,942
Other real estate owned (“OREO”)	320	—	—
Bank owned life insurance (“BOLI”)	9,841	9,772	6,602
Servicing rights, held at the lower of cost or fair value	6,104	5,811	3,670
Goodwill	2,412	—	—
Core deposit intangible, net	2,037	—	—
Other assets	2,619	1,911	2,267
TOTAL ASSETS	$805,383	$677,561	$541,725
LIABILITIES
Deposits:
Noninterest-bearing accounts	$158,443	$72,247	$58,081
Interest-bearing accounts	538,236	412,931	378,239
Total deposits	696,679	485,178	436,320
Borrowings	12,669	98,769	30,433
Subordinated note:
Principal amount	10,000	10,000	—
Unamortized debt issuance costs	(190)	(195)	—
Total subordinated note less unamortized debt issuance costs	9,810	9,805	—
Other liabilities	11,101	8,469	6,773
Total liabilities	730,259	602,221	473,526

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value; 5,000,000 shares
authorized; none issued or outstanding	—	—	—
Common stock, $0.01 par value; 45,000,000 shares
authorized; 3,149,296 shares issued and outstanding
at March 31, 2016, 3,242,120 at December 31, 2015,
and 3,235,625 at March 31, 2015	32	32	32
Additional paid-in capital	28,591	30,692	29,689
Retained earnings	47,622	46,175	40,011
Accumulated other comprehensive income, net of tax	450	78	289
Unearned shares - Employee Stock Ownership Plan (“ESOP”)	(1,571)	(1,637)	(1,822)
Total stockholders’ equity	75,124	75,340	68,199
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$805,383	$677,561	$541,725

FS Bancorp Q1 Earnings
April 28, 2016

FS BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
	Unaudited	Unaudited
INTEREST INCOME
Loans receivable including fees	$8,320	$6,819
Interest and dividends on investment securities, cash and cash
equivalents, and certificates of deposit at other financial institutions	578	264
Total interest and dividend income	8,898	7,083
INTEREST EXPENSE
Deposits	819	748
Borrowings	85	67
Subordinated note	171	—
Total interest expense	1,075	815
NET INTEREST INCOME	7,823	6,268
PROVISION FOR LOAN LOSSES	600	600
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,223	5,668
NONINTEREST INCOME
Service charges and fee income	697	425
Gain on sale of loans	3,364	3,326
Gain on sale of investment securities	—	76
Earnings on cash surrender value of BOLI	69	47
Other noninterest income	191	197
Total noninterest income	4,321	4,071
NONINTEREST EXPENSE
Salaries and benefits	4,866	3,949
Operations	1,375	963
Occupancy	567	434
Data processing	481	359
Loan costs	437	333
Professional and board fees	465	367
FDIC insurance	102	79
Marketing and advertising	144	130
Acquisition costs	385	—
Amortization of core deposit intangible	101	—
Recovery on servicing rights	(1)	(1)
Total noninterest expense	8,922	6,613
INCOME BEFORE PROVISION FOR INCOME TAXES	2,622	3,126
PROVISION FOR INCOME TAXES	$961	$1,056
NET INCOME	$1,661	$2,070
Basic earnings per share	$0.56	$0.71
Diluted earnings per share	$0.55	$0.70

FS Bancorp Q1 Earnings
April 28, 2016

KEY FINANCIAL RATIOS AND DATA (Unaudited)
(Dollars in thousands, except per share amounts)	At or For the Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	0.86%	1.23%	1.60%
Return on equity (ratio of net income to average equity) (1)	9.00	10.90	12.69
Yield on average interest-earning assets	4.76	5.61	5.73
Interest incurred on liabilities as a percentage of average
noninterest bearing deposits and interest-bearing liabilities	0.62	0.72	0.73
Interest rate spread information – average during period	4.14	4.89	5.00
Net interest margin (1)	4.19	4.95	5.07
Operating expense to average total assets	4.60	4.83	5.10
Average interest-earning assets to average interest-bearing
liabilities	133.97	125.51	126.94
Efficiency ratio (2)	73.47	68.30	63.97

ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.11%	0.11%	0.20%
Non-performing loans to total gross loans (4)	0.11	0.15	0.25
Allowance for loan losses to non-performing loans (4)	935.62	1,016.32	605.96
Allowance for loan losses to gross loans receivable	1.57	1.52	1.51

CAPITAL RATIOS, BANK ONLY:
Tier 1 leverage-based capital	9.90%	12.14%	11.20%
Tier 1 risk-based capital	13.04	14.26	12.45
Total risk-based capital	14.29	15.51	13.70
Common equity Tier 1 capital (CET1)	13.04	14.26	12.45
CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	9.11%	11.56%	12.91%
Total risk-based capital	13.31	14.90	15.85
Common equity Tier 1 capital (CET1)	12.06	13.64	14.60

	At or For the Three Months Ended
PER COMMON SHARE DATA:	March 31, 2016		December 31, 2015		March 31, 2015
Basic earnings per share	$0.56		$0.67		$0.71
Diluted earnings per share	$0.55		$0.66		$0.70
Weighted average basic shares outstanding	2,947,841		2,991,225		2,935,553
Weighted average diluted shares outstanding	3,032,614		3,074,048		2,965,319
Common shares outstanding at period end	2,901,066	(5)	2,991,910	(6)	2,935,553	(7)
Book value per share using outstanding common shares	$25.90		$25.18		$23.23

FS Bancorp Q1 Earnings
April 28, 2016

_______________________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(3)	Non-performing assets consists of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consists of non-accruing loans.
(5)	Common shares were calculated using shares outstanding of 3,149,296 at March 31, 2016, less 99,184 restricted stock shares, and 149,046 unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 3,242,120 at December 31, 2015, less 94,684 restricted stock shares, and 155,526 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding at period end of 3,235,625 at March 31, 2015, less 125,105 restricted stock shares, and 174,967 unallocated ESOP shares.